VOLUNTARY SEPARATION AGREEMENT AND RELEASE

This Agreement (the “Agreement”) is entered into by and between Stewart Information Services Corporation and Matthew W. Morris (“Executive”). As used in this Agreement, Stewart Information Services Corporation shall include and encompass its members, all parent, subsidiaries, affiliates or related entities of Company, including, without limitation, all of the past, present or future owners of Company and any affiliates of such companies, and any successors or predecessors in interest to the operations or business of Stewart Information Services Corporation, and all past, present or future directors, officers, employees, agents, attorneys and representatives of Company and its parent, subsidiaries, affiliates or related entities (the “Company”).

AGREEMENT

In consideration of the mutual promises and undertakings of the parties, the sufficiency of which is recognized and accepted by each of the parties, it is agreed as follows:

WHEREAS, An Amended and Restated Employment Agreement was entered into as of January 1, 2016 between Stewart Information Services Corporation and Executive (referred herein as the “Employment Agreement”); and

WHEREAS, Pursuant to the terms of Section 6.5 Good Reason of Employment Agreement, Executive notified Company on November 6, 2019 that Executive is exercising Executive’s ability to terminate Executive’s employment with Company due to Good Reason; and

WHEREAS, Company has accepted Executive’s notification and confirms Executive’s employment will be terminated pursuant to the terms of Section 6.5 Good Reason of the Employment Agreement. The Company has chosen to forego the notice period as referenced in Section 6.5 of the Employment Agreement; therefore, Executive’s last active day of employment with Company will be January 15, 2020; however, the Company will pay Executive through January 15, 2020; and

1.    Employment Status and Payment. Executive’s employment will be terminated from Company effective January 15, 2020, (referred herein as “Date of Termination”.) Subject to the terms and conditions set forth herein, as consideration for Executive’s unconditional release as set forth in Paragraph 2 below, and provided that this Agreement has not been revoked under the provisions of Paragraph 2, Company agrees to pay a “Severance Package” defined and allocated as follows:

(a)
Pursuant to the terms of Section 6.6(a) of the Employment Agreement, the Company agrees to pay Executive the Accrued Amounts, payable at the same time and in the same manner as set forth in Section 6.1 of the Employment Agreement; and

(b)
Pursuant to the terms of Section 6.6(b)(i) of the Employment Agreement, the Company agrees to pay Executive a Severance Payment in the amount of One Million Two Hundred Thirty-Thousand Dollars and Zero Cents ($1,230,000.00), less applicable payroll taxes, payable in semi-monthly installments of Executive’s current semi-monthly rate, beginning on the pay period following the 60th day after the Date of Termination, referred herein as “Severance Payment Commencement Date”), with a lump sum payment due to Executive of any remaining severance amounts containing the complete remainder of all severance due to Executive within 30 days of the end of the Restricted Period, twelve (12) months following the Date of Termination, contingent on Executive’s adherence to the covenants contained in Section 3 herein and in Section 5 of the Employment Agreement, collectively referred herein as “Severance Payment”. Executive and the Company agree that the Severance Payment is subjected to Section 7 Section 409A; Certain Excise Taxes of the Employment Agreement; any amounts not paid on their scheduled payment dates pursuant to that provision shall be paid to Executive in a single lump sum payment on the first payroll date occurring after July 15, 2020 (the “Delayed Payment Date”). Notwithstanding the other provisions of Section 6.5 and Section 6.6 of the Employment Agreement, the Company shall have the right to cease or terminate the Severance Payment in the event Executive breaches, in the Company’s sole discretion, any covenant contained in Section 3 herein and/or in Section 5 of the Employment Agreement; and

(c)
Pursuant to the terms of Section 6.6(b)(i)(B) of the Employment Agreement, the Company agrees to pay Executive an amount equal to two times the amount of any Short Term Incentive (STI) Plan target payment amount for the fiscal year in which the Date of Termination occurs, in the amount of One Million Two Hundred

Thirty-Thousand Dollars and Zero Cents ($1,230,000.00), less applicable payroll taxes, payable within thirty (30) days after the date all applicable revocation periods under the Agreement have expired; and

(d)
Company agrees to pay Executive an amount equal to Executives calculated 2019 STI payment. The final amount and payment date will be determined following the conclusion of the year and sign off on 2019 financial results by the Board of Directors, but no later than on or around March 15, 2020; and

(e)
Pursuant to the terms of Section 6.6(c) of the Employment Agreement if Executive properly and timely elects to continue medical coverage under Executive’s currently elected medical coverage plan in accordance with the continuation requirements of COBRA, until the earlier occurs of (A) the expiration of twelve (12) months after the Date of Termination, (B) the date Executive first becomes eligible to receive health benefits under another employer-provided plan after the Date of Termination, or (C) the death of Executive, the Company shall pay the COBRA Administrator an amount equal to the usual employer premium contribution for the medical plan and coverage tier the Executive participated in on the last day of the month of the Executive’s last active day of employment or the coverage tier the Executive elects to continue through COBRA, (“Continuation of Benefits”), up to a maximum of twelve (12) months, provided that the Continuation of Benefits does not exceed the amount equal to the usual employer premium contribution for the medical plan and coverage tier the Executive actually elects to continue under COBRA, and provided that Executive pays the remainder of any required premiums and remains an active participant under COBRA. Thereafter, Executive shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period at Executive’s own expense, subject to the provisions of the American Recovery and Reinvestment Act of 2009; and

(f)
Pursuant to the terms of Section 6.6(d) of the Employment Agreement, all unvested time-based and performance-based LTI grants awarded in calendar years 2017 and 2018, as outlined in the Long Term Incentive (LTI) Plan, will be subject to Special Pro-rata Vesting in accordance with Sections 4.4 and 4.5 of the Employment Agreement. All unvested time-based and performance-based LTI grants awarded in 2019 will be subject to Special Pro-rata Vesting in accordance with each individual award agreement.

Notwithstanding the other provisions of Section 6.6 of the Employment Agreement, the Company shall have the right to cease or terminate the Severance Payment provided under Section 6.6 of the Employment Agreement in the event Executive breaches, in the Company’s sole discretion, any covenant contained in Section 3 here in and/or in Section 5 of the Employment Agreement.

Pursuant to Section 7 of the Employment Agreement, for the purposes of Section 409A of the Internal Revenue Code, the parties agree that each payment under this Agreement shall be treated as a separate payment and shall, as of the effective date, have a designated and fixed payment date.

Executive expressly acknowledges the payments and benefits described above are sufficient consideration for and under the terms of this Agreement, and that the Company has no other obligation to pay Executive any payments or benefits beyond those described herein. Executive acknowledges that in connection with Executive’s employment, Executive was fully paid for all hours worked, including accrued but unused vacation, received all benefits due, and was not denied time off or any leave of absence to which Executive was legally entitled as an Executive of Company. Executive further acknowledges that in connection with Executive’s employment with the Company, Executive may have received certain partnership interests, equity interests, membership interests, phantom stock agreements or such similar type of agreement with Company or any of its affiliates (“Other Interest”). This Retirement Package includes the full value of any Other Interest the Executive may have had with the Company or any of its affiliates unless such Other Interest is specifically excluded as set forth herein. Executive understands and agrees that Executive will not receive the Retirement Package set forth above, except for the execution of this Agreement and the fulfillment of the promises contained herein. Executive recognizes that future employment with the Company or any entity affiliated with the Company, or for any business engaged in the Company Business, without the prior written consent of the Company, will not be available following the effective date of this Agreement, and Executive agrees not to seek such employment unless prior written consent of the Company is provided.

2.    Release. In consideration of the various recitals and covenants recited in this Agreement, Executive does hereby and forever (i) release and discharge Company and all of its affiliated, parent and subsidiary entities, and its and their owners, officers, directors, employees, agents, attorneys, insurers, and representatives (collectively “Released Parties”) from and against any and all claims, demands, damages and causes of action, whether known or unknown, if any, of every type and character, whether at law, in equity or administrative that Executive may have, does have or hereafter acquires against any or all of the Released Parties arising out of or in any way pertaining to, in whole or in part, Executive’s employment with Company and the termination of such employment, attributable to the time period prior to and including the effective date hereof, (ii) waive any and all claims, demands, damages, and causes of action against the Released Parties, whether known or unknown, if any, of every type and character, whether at law, in equity or administrative which Executive may have, does have or hereafter acquires arising out of or in any way pertaining to, in whole or in part, Executive’s employment with the Company and the termination of such employment, against any or all of the Released Parties attributable to the time period prior to and including the effective date hereof, and (iii) agree, and hereby promises and covenants, not to bring any suit, claim, demand, or cause of action against the Released Parties pertaining or relating in any way, directly or indirectly to any claim, demand, damage or cause of action released or waived, or both, under this Agreement.

The release, discharge and waiver set forth above is intended to be as broad as is permissible under applicable law and is to include, but not be limited to, any claim, demand, damage and cause of action arising out of or pertaining to (i) employment discrimination or retaliation of any kind, (ii) re-employment with Company or any of its parent, subsidiary, affiliated, or successor entities, (iii) Title VII of the Civil Rights Act of 1964, as amended, (iv) the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990; (v) the Americans with Disabilities Act, as amended, (vi) the Occupational Safety and Health Act, as amended (vii) the Family and Medical Leave Act, as amended, (viii) Sections 1981 through 1988 of Title 42 of the United States Code, (ix) the Worker Adjustment and Retraining Notification Act, (x) the Fair Credit Reporting Act, (xi) the Equal Pay Act, (xii) breach of contract, tort, or personal injury of any type or character, (xiii) any claim under any other foreign, federal, state or local law, rule or regulation, and (xiv) the Employee Retirement Income Security Act, as amended (“ERISA”); however, this waiver shall not apply to (a) any cause of action under ERISA relating to an Employee benefit plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or that is a medical or health care plan, or (b) any claims that Executive may have against Company for breach of the terms and conditions set forth in this Agreement.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Party identified in this Agreement is a party.

Executive acknowledges the following: that this Agreement is written in a manner calculated to be understood by Executive and that Executive in fact understands the terms, conditions and effect of this Agreement; Executive does not waive rights or claims that may arise after the date this Agreement is executed; Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled; Executive is advised in writing to consult with an attorney prior to executing the Agreement; that Executive was given this Agreement on January 15, 2020, and Executive has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if Executive does not wish to; any changes to this agreement will not restart or extend the twenty-one (21) day consideration period; this Agreement allows a period of seven (7) days following execution of the Agreement in which Executive may revoke the Agreement by delivering a written notice of revocation to Antouanette Gudino, located at 1360 Post Oak Blvd., Suite 100, Houston, TX 77056; but if Executive elects to revoke this agreement, Executive will not receive the above-described Retirement Package; and Executive fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement. If the Company does not receive this signed Agreement by the close of business on the twenty-second (22nd) day following Executive’s receipt of the Agreement, the Agreement is automatically withdrawn and is null and void.

Executive agrees not to commence any legal proceeding or lawsuit against Company in violation of this Agreement and forever releases and waives any claim against or liability of Company arising out of or because of the termination of Executive’s employment with Company, whether such claim or liability is currently known or unknown. However, nothing herein shall be construed to restrict or prevent Executive from filing a charge or claim with the Equal Employment Opportunity Commission or any other state or federal administrative agency or from participating in an investigation conducted by such administrative agency, or from challenging the validity of this Agreement. However, Executive understands and recognizes that if a charge is filed by Executive or on Executive’s behalf with an administrative agency, Executive will not be entitled to any damages relating to any event that occurred prior to Executive’s execution of this Agreement.

3.    Restrictive Covenants and Employment Agreement. Executive agrees, that in consideration for the confidential and trade secret information provided to Executive during Executive’s employment and in consideration for the Severance Package, Executive will not return to work in any capacity for any business engaged in the Company Business as defined within the Employment Agreement for twelve (12) months after the Date of Termination.

Executive further agrees that, for twelve (12) months after the Date of Termination, Executive will not directly or indirectly solicit, encourage, or assist any employee of the Company to terminate employment with the Company, to go into business with Executive, or assist Executive in doing so, or induce any such employee to provide services to or accept employment with an entity that provides products or services that are competitive with those offered by the Company.

Executive agrees and acknowledges that Section 5 of the Employment Agreement remains in full force and effect, and Executive hereby ratifies and affirms the covenants, promises, representations, and agreements contained therein. Executive knowingly waives the right to dispute the validity and/or enforceability of the covenants contained herein Section 3 of this Agreement and in the Section 5 of the Employment Agreement.

4.    Nondisparagement. The Executive agrees that the Executive and Executive’s immediate family will not make any comments to the employees, vendors, customers, or suppliers of Company, or to any media outlet, through social media, or to others with the intent to directly or indirectly impugn, castigate or otherwise damage the reputation of any of the owners, directors, officers, or employees of the Company.
5.    Confidentiality. Executive agrees that Executive will not make any public announcement or statement or otherwise discuss or disclose the terms, conditions, amount, or negotiation of this Agreement with or to any past or present employees, agents or representatives of Company, or to any third party, including without limitation, the press, vendors or customers. However, it is understood that Executive may communicate regarding this Agreement with Executive’s financial and legal advisers and family members, with the understanding that disclosures to such individuals shall be made to them with an explanation by Executive of the confidential nature of this Agreement and the expressed understanding of nondisclosure and confidentiality obligations by the receiving party.

Executive further agrees and acknowledges that, because of Executive’s employment with Company, Executive has acquired information regarding Company’s trade secrets and proprietary and confidential information. Therefore, except as may be required by a subpoena issued by a court of law or upon the request of a government agency having jurisdiction or power to compel the disclosure, Executive agrees that Executive will not, at any time, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any trade secrets or proprietary or confidential information acquired during Executive’s employment with Company. This Section is in addition to and not a limitation of existing contractual limitations on Executive’s use of Company’s trade secrets or proprietary or confidential information, and Executive herein acknowledges and reaffirms any existing contractual obligations to Company in that regard.

Nothing in this Section is intended to prevent Executive from using Executive’s general skills, knowledge and/or expertise from obtaining employment so long as Executive does not reveal Company’s trade secrets or proprietary or confidential information.

Executive agrees that: (i) Executive did not take or copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any trade secret or confidential information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Executive will promptly return to Company all trade secrets or confidential information, documents, files, records and tapes (written or electronically stored) that have been in Executive’s possession or control regarding Company, and; (iii) Executive will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, information retained in Executive’s memory, and any and all copies of these materials. Executive further agrees that Executive has returned to the Company all Company property (including all computer files, computer discs, documents (whether written or electronically stored), notes, papers, correspondence, keys and issued equipment). Executive further agrees that if Executive should find Executive in possession of any Company property, Executive will return such property to the Company immediately.

6.    Waiver of Right to Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.    Tax Indemnification. Executive agrees to pay any taxes found to be owed by Executive, if any, from payments made pursuant to this Agreement and to hold Company harmless from any claims, assessments, demands, penalties and interest Executive may owe, or that are found to be owed by Executive, as a result of any payments made pursuant to this Agreement.

8.    Cooperation in Legal Proceedings. Executive agrees that Executive will cooperate with Company in providing information, including truthful testimony at trial or in depositions, if needed, regarding any present claims or future claims filed against Company that are based on factual allegations about which Executive has knowledge. Company shall pay all reasonable costs and expenses incurred by Executive in connection with Executive’s cooperation in legal proceedings.

9.    Presentation Advisory. Executive was presented this Agreement on January 15, 2020, and has twenty-one (21) calendar days to consider this offer. Executive expressly acknowledges that Executive had an opportunity to consult with legal counsel of Executive’s choice concerning the terms of this Agreement prior to signing it. Executive specifically acknowledges that Executive fully and completely understands the terms of this Agreement and their significance and that Executive accepts such terms and enters into the Agreement freely and voluntarily.

10.    Effective Date. The effective date of this Agreement shall be the date Executive signs the Agreement, provided Executive does not revoke this Agreement in accordance with Paragraph 2. Once the Agreement has been signed by Executive, such signed Agreement is to be transmitted to Antouanette Gudino, located at 1360 Post Oak Blvd., Suite 100, Houston, TX 77056, on the date of signing.

11.    Agreement Construction. It is agreed and understood that this Agreement contains the entire understanding of the parties and that, with the exception of: (a) the various plan documents pertaining to any benefit plan referenced in this Agreement, (b) and any agreements relating to Executive’s promises to keep the Company’s proprietary and trade secret information confidential, and (c) Section 5 of the Employment Agreement; (d) all capitalized terms herein shall have the meaning defined herein or the meaning set forth in the Employment Agreement between the parties; there are no additional or other promises, representations, terms or provisions applicable to the parties other than those expressly contained herein, and that all prior negotiations and agreements are merged and integrated into this Agreement. Except to the extent preempted by federal law, Texas law shall be applicable to this Agreement. This Agreement shall not be modified except by written agreement by both of the parties, which writing shall specifically reference this Agreement. If any part of this Agreement is found invalid or unenforceable, the remainder of the Agreement shall not be affected and the provision or provisions held to be invalid or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity or unenforceability and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

12.    Authorization of the Parties. Executive advises, represents and acknowledges that Executive’s actions undertaken in the negotiations leading to the execution of this Agreement and Executive’s execution of and agreement to the terms of this Agreement were undertaken at all times solely in Executive’s individual capacity. Company specifically approves and acknowledges the foregoing and represents and acknowledges that Company was represented in the negotiation of, agreement to, and execution of this Agreement by the undersigned representative of Company and such Company signatory states that Executive has full corporate power and authority to execute, deliver, and perform this Agreement and each and every obligation to be performed in connection herewith and further represents that this Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditor's rights generally and the application of general principles of equity.

13. Attorneys’ Fees and Costs. Executive agrees and understands that Executive is responsible for the payment of any attorneys’ fees and costs arising out of Executive’s representation by any attorney in connection with the matters described herein. Should either party be required to employ legal counsel to enforce its rights under this Agreement, then the prevailing party shall be entitled to reimbursement of all fees and costs, including reasonable attorneys’ fees, incurred in enforcing its rights.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered as an original, and both of which shall constitute one and the same agreement.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS VOLUNTARY SEPARATION AGREEMENT AND RELEASE AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT.

EXECUTIVE

By: /s/ Matthew W. Morris
Matthew W. Morris

Stewart Information Services Corporation

By: /s/ Frederick Eppinger
Frederick Eppinger